SANTANDER BANCORP
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
FOR THE SIX MONTH PERIODS AND THE QUARTERS ENDED JUNE 30, 2005 AND 2004

(Dollars in thousands, except per share data)

	For the six months ended		For the quarters ended

	June 30,	June 30,	June 30,	June 30,
	2005	2004	2005	2004
INTEREST INCOME:
Loans	$161,577	$118,753	$84,842	$60,853
Investment securities	38,414	51,747	15,958	24,532
Interest bearing deposits	1,547	234	1,336	102
Federal funds sold and securities purchased under
agreements to resell	2,668	1,219	1,320	639
Total interest income	204,206	171,953	103,456	86,126

INTEREST EXPENSE:
Deposits	53,214	26,711	30,933	13,531
Securities sold under agreements to repurchase
and other borrowings	40,555	37,607	18,157	18,958
Subordinated capital notes	1,299	28	698	7
Total interest expense	95,068	64,346	49,788	32,496

Net interest income	109,138	107,607	53,668	53,630

PROVISION FOR LOAN LOSSES	10,750	14,750	4,050	6,000
Net interest income after provision for loan losses	98,388	92,857	49,618	47,630

OTHER INCOME:
Bank service charges, fees and other	20,627	19,224	10,432	9,579
Broker/dealer, asset management and insurance fees	26,339	25,265	13,766	12,814
Gain on sale of securities	17,376	9,003	415	100
Loss on extinguishment of debt	(6,744)	-	(17)	-
Gain on sale of mortgage servicing rights	55	196	12	105
Gain on sale of loans	7,207	157	6,127	(55)
Gain on sale of building	-	2,754	-	-
Other income	6,712	3,009	1,749	539
Total other income	71,572	59,608	32,484	23,082

OTHER OPERATING EXPENSES:
Salaries and employee benefits	48,289	46,229	24,121	22,680
Occupancy costs	8,388	6,670	4,364	3,270
Equipment expenses	2,957	3,602	1,481	1,838
EDP servicing, amortization and technical expenses	14,232	16,097	6,999	7,466
Communication expenses	4,196	4,590	2,180	2,482
Business promotion	5,042	4,312	2,680	2,632
Other taxes	4,188	4,525	2,086	2,251
Other operating expenses	22,805	22,702	10,795	12,039
Total other operating expenses	110,097	108,727	54,706	54,658
Income before provision for income tax	59,863	43,738	27,396	16,054
PROVISION FOR INCOME TAX	15,099	2,477	8,141	8
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$44,764	$41,261	$19,255	$16,046
EARNINGS PER COMMON SHARE*	$0.96	$0.88	$0.41	$0.34

*After giving retroactive effect to the stock dividend declared on July 9, 2004